UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2024

BLUE OWL CREDIT INCOME CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01369	85-1187564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 23, 2024, Blue Owl Credit Income Corp. (the “Company”) issued A$450.0 million 6.500% Fixed Rate Notes due October 23, 2027 (the “2027 Notes”) under its A$2,500,000,000 Australian debt issuance program (the “Australian Debt Issuance Program”). The Australian Debt Issuance Program provides for the Company to issue debt securities from time to time. Debt securities issued pursuant to the Australian Debt Issuance Program (i) are issued pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) are not registered under the Securities Act, (iii) may not be offered or sold in the United States or to a U.S. person without registration under, or an applicable exemption from the registration requirements of the Securities Act, and (iv) are to be issued in amount not exceeding an aggregate of A$2.5 billion.

The terms of the 2027 Notes are set out in a Pricing Supplement, dated October 21, 2024 (the “Pricing Supplement”) and the Note Deed Poll, dated October 6, 2024 (the “Note Deed Poll”) and the 2027 Notes were issued pursuant to the Dealer Common Terms Deed Poll, dated October 6, 2024 (the “Dealer Common Terms Deed Poll”) and a Subscription Agreement (the “Subscription Agreement”), dated October 21, 2024, by and among the Company and Deutsche Bank AG, Sydney Branch and Mizuho Securities Asia Limited, named as the joint lead managers and dealers therein (the “Dealers”).

The net proceeds from the sale of the 2027 Notes offering were approximately A$446.643 million, after deducting the fees paid to the Dealers. The Company intends to use the net proceeds to pay down a portion of its outstanding indebtedness.

The 2027 Notes will mature on October 23, 2027, and may be redeemed in whole at the Company’s option as set forth in the Pricing Supplement. The 2027 Notes bear interest at 6.500% per year payable semi-annually on April 23 and October 23 of each year, commencing on April 23, 2025. The 2027 Notes will be the Company’s direct, general unsecured obligations and will rank senior in right of payment to all of the Company’s future indebtedness or other obligations that are expressly subordinated, or junior, in right of payment to the 2027 Notes. The 2027 Notes will rank pari passu, or equal, in right of payment with all of the Company’s existing and future indebtedness or other obligations that are not so subordinated, or junior to the 2027 Notes. The 2027 Notes will rank effectively subordinated, or junior, to any of the Company’s future secured indebtedness or other obligations (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness. The 2027 Notes will rank structurally subordinated, or junior, to all existing and future indebtedness and other obligations (including trade payables) incurred by the Company’s subsidiaries, financing vehicles or similar facilities.

In addition, if a change of control repurchase event, as defined in the Pricing Supplement, occurs prior to maturity, holders of the 2027 Notes will have the right, at their option, to require the Company to repurchase for cash some or all of the 2027 Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the redemption date.

In connection with the issuance of the 2027 Notes, the Company entered into bilateral interest rate swaps, for a notional amount of A$450.0 million (of which A$379.0 million was a cross-currency swap). The Company received fixed rate interest of 6.50% and paid variable rate interest based on one-month SOFR plus 2.67%.

The foregoing description of the Australian Debt Issuance Program and the 2027 Notes does not purport to be complete and is qualified in its entirety by reference to the Note Deed Poll, the Dealer Common Terms Deed Poll, the Pricing Supplement and the Subscription Agreement, filed as exhibits hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

4.1	Note Deed Poll, dated as of October 8, 2024, by Blue Owl Credit Income Corp.*

4.2	Dealer Common Terms Deed Poll, dated October 8, 2024, by Blue Owl Credit Income Corp. and Blue Owl Credit Advisors LLC*

4.3	Pricing Supplement, dated as of October 21, 2024, by and among Blue Owl Credit Income Corp.*

4.4	Subscription Agreement, dated as of October 21, 2024, by and among Blue Owl Credit Income Corp. and Deutsche Bank AG, Sydney Branch and Mizuho Securities Asia Limited*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE OWL CREDIT INCOME CORP.

Dated: October 23, 2024	By:	/s/ Bryan Cole
	Name:	Bryan Cole
	Title:	Chief Operating Officer and Chief Financial Officer